                                                                EXHIBIT 10.26.01



                      SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 1, 2002, by and between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company"), with its principal place of business located at 3120 Lake Center Drive, Santa Ana, California 92704 and JOSEPH S. KONOWIECKI ("Executive"), residing at 277 Argonne Avenue, Long Beach, CA 90803.

                                    RECITALS

      WHEREAS, the Company desires to employ Executive the capacity of Executive Vice President and General Counsel.

      WHEREAS, the Company and Executive are entering into this Agreement to establish the terms and conditions of the employment relationship.

      NOW, THEREFORE, in consideration of the following covenants, conditions and promises contained herein, and other good and valuable consideration, the Company and Executive hereby agree as follows:

1.    EMPLOYMENT

      1.1 Executive's General Duties. The Company employs Executive and Executive serves the Company in the capacity of Executive Vice President and General Counsel, having such usual and customary duties and authority as an officer of similar capacity in a corporation of comparable size, holdings, and business as that of the Company.

      Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company and shall preside over such other areas of corporate activity as specified from time to time by the Board of Directors of the Company. During the term of this Agreement, Executive shall perform such additional duties, and accept the election or appointment to such other offices or positions as may be assigned, so long as Executive's primary duties revolve around the office of General Counsel and Executive reports to the Company's Chief Executive Officer.

      1.2 Devotion of Executive. During the term of this Agreement, Executive shall devote his entire productive time, ability, and attention to the business of the Company. Executive shall use Executive's best efforts, skills, and abilities to promote the general welfare and interests of the Company and to preserve, maintain, and foster the Company's business and business relationships with all persons and entities associated therewith, including, without limitation, employer groups, medical service providers, shareholders, affiliates, officers, employees, and banks and other financial institutions. The Company shall give Executive a reasonable opportunity to perform Executive's duties and shall neither expect Executive to devote more time, nor assign more duties or functions to Executive, than are customary and reasonable for a person in Executive's position.

2.    TERM AND TERMINATION

      2.1 Term. The initial term of Executive's employment under this Agreement shall be 36 months, commencing on the effective date of this Agreement. The Company may extend this Agreement for successive one-year terms by giving Executive written notice at least 60 days prior to the expiration of the term. Notwithstanding the foregoing, if a Change-of-Control occurs, as defined in
Section 5.1(c) of this Agreement, then the term of the Agreement shall be extended for a period of 36 months from the effective date of the Change-of-Control. Except as provided by Section 2.2(f), if the Company offers Executive a new employment agreement but Executive does not accept the new employment agreement, then Executive's continued employment with the Company will be without the benefit of a written employment agreement, in which case Executive's entitlement to severance benefits on termination shall be governed by then-existing Company policies and practices that apply to employees without written employment contracts.

      2.2 Termination. This Agreement, and Executive's employment with the Company, shall be terminated upon the occurrence of any one of the following events:

            a. The death of the Executive.

            b. Executive becomes incapacitated or disabled, which incapacity or disability prevents Executive from fully performing his duties to the Company for a period in excess of 90 days and, after such 90-day period, the Company and a physician, duly licensed and qualified in the specialty of Executive's incapacity, decide in their reasonable judgments, that such incapacity will be of such continued duration as to prevent Executive from resuming the rendition of services to the Company for at least an additional six-month period. For purposes of this Agreement, Executive shall be deemed permanently disabled, and this Agreement terminated upon the date Executive receives written notice from the Company that such determination has been made.

            c. Executive habitually neglects his duties to the Company or engages in gross misconduct during the term of this Agreement. For the purposes of this Agreement, "gross misconduct" shall mean Executive's misappropriation of funds; securities fraud; insider trading; unauthorized possession of corporate property; the sale, distribution, possession or use of a controlled substance; conviction of any criminal offense (whether or not such criminal offense is committed in connection with Executive's duties hereunder or in the course of his employment with the Company); or engaging in any unlawful activity which places the Company at financial risk or which could reasonably be expected to embarrass the Company or cause damage to the Company's reputation. In such event, Executive's termination shall be effective immediately upon receipt of written notice from the Company.

            d. Company may terminate this Agreement, with or without cause, upon written notice to Executive. Except for the circumstances described in Subsections (a), (b), (e) and (f) of this Section 2.2, Executive's termination shall be effective upon receipt of such written notice. Executive may terminate this Agreement upon 30 days written notice to Company.

            e. Upon the expiration of the term of this Agreement, the Company neither extends the Agreement pursuant to Section 2.1 nor offers Executive a new employment agreement.

            f. Executive voluntarily terminates his employment, upon written notice to the Company, to be effective at the end of the term of this Agreement, after the Company offers Executive a new employment agreement that either establishes duties materially inconsistent with those described in Section 1.1 or reduces Executive's salary by more than 10 percent below the salary in effect at the end of the term of this Agreement.

3.    COMPENSATION DURING THE TERM OF THIS AGREEMENT

      3.1 Base Salary. As long as Executive satisfactorily performs all of his obligations under this Agreement, the Company shall pay Executive an annual base salary, payable in equal installments on the Company's regular payroll dates. As of this date, Executive's annual base salary has been set at $550,000 (five hundred and fifty thousand dollars). On an annual basis, the Company shall review Executive's salary, but shall be under no obligation to increase Executive's salary. Executive authorizes the Company to take such deductions and withholdings from his salary as are required by law, directed by Executive, or as reasonably directed by the Company for its employees, which deductions shall include, without limitation, withholding for federal and state income taxes and social security.

      3.2 Loan. Executive shall receive a loan of $250,000 from Company subject to the terms and conditions of the loan agreement executed concurrently herewith by Executive and Company

      3.3 Benefits. Executive shall be entitled to fully participate in all of the employee benefit plans and programs at a level commensurate with other high-level executives of the Company, including, without limitation, health, dental, and life insurance benefits for Executive and Executive's dependents, pension and profit sharing programs, and vacation and sick leave benefits, the Amended and Restated PacifiCare Health Systems, Inc. Savings and profit-sharing Plan, and the trust Agreement implemented pursuant thereto, adopted as of July 1999, the Company's Statutory Restoration Plan and the Company's Deferred Compensation Plan. However, the terms of this Agreement shall not restrict the Company's right to change, amend, modify, or terminate any existing benefit plan or program, or to change any insurance company or modify any insurance policy adopted incident to such existing benefit plan and program. Executive shall be immediately vested in the Company contributions provided under the Statutory Restoration Plan.

      3.4 Automobile Allowance. The Company shall provide Executive with a $850 (eight hundred and fifty dollars) per month automobile allowance. The Company shall furnish Executive with a cellular telephone. Executive shall provide and maintain automobile insurance for Executive's car including collision, comprehensive liability, personal and property damage, and uninsured and underinsured motorist coverage in amounts customarily obtained to cover such contingencies in the State of California. Executive shall provide proof of such coverage to the Company upon the Company's request.

      3.5 Reimbursement of Expenses. The Company shall pay for or reimburse Executive for all reasonable travel, entertainment, and other business expenses incurred or paid for by Executive in connection with the performance of his services under this Agreement. The Company shall not be obligated to make any such reimbursement unless Executive presents corresponding expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request. The Company reserves the right to place subsequent limitations or restrictions on business expenses to be incurred or reimbursed.

      3.6 Annual Incentive Plan. Executive shall be entitled to participate fully in the Company's 1996 Management Incentive Compensation Plan, as amended (the "MICP"), and as may be further amended, modified, or replaced, from time to time, in accordance with the terms and conditions set forth herein and therein.

      3.7 Stock Option Plans. Executive shall be entitled to participate in the applicable Stock Option Plans for Officers and Key Employees of PacifiCare Health Systems, Inc., as amended, and as may be further amended modified or replaced, from time to time, in accordance with the terms and conditions set forth herein and therein.

      3.8 Insurance. During the term of this Agreement, the Company shall insure Executive under its general liability insurance for all conduct committed in good faith while acting in the capacity of Executive Vice President and General Counsel of the Company or in any other capacity to which Executive may be appointed or elected.

      3.9 Professional Fees and Expenses. Company shall pay all bar dues and professional association fees for Executive.

      3.10 Paid Time Off (PTO). Company will grant Paid time off to Executive at the level of five weeks per year.

      3.11 Initial Grant of Stock Options. Company shall grant Executive options to purchase 300,000 shares of the Company's stock. The options shall be priced at the closing price on January 2, 2002. The options shall have a 10 (ten)-year term, and vesting shall be 25% (twenty five per cent) per year, commencing on the first anniversary of the grant date.

      3.12 Life Insurance. Company will, during the term of this Agreement, pay to Executive annually a sum of $1,700 (one thousand seven hundred) equivalent to Executive's annual premium for a one and one half million dollar term life insurance policy.

      3.13 Year 2002 Annual Incentive Plan (MICP). Executive will receive an award for the year 2002 that is the greater of target or actual achievement. Target bonus for 2002 is 65% of base salary.

      3.14 Sign-on Bonus. Executive will receive a sign-on bonus of $100,000 in January 2002. However, if prior to the first anniversary of the commencement of Executive's employment with the Company, Executive either resigns (except for resignation for good cause pursuant to 5.1(d)) or is terminated pursuant to
Section 4.3, then Executive shall not be entitled to, and shall repay, the entire signing bonus.

4.    COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT PURSUANT TO SECTION 2.2

      4.1 Death. In the event that this Agreement is terminated by reason of Executive's death, Executive's estate or legal representative shall be entitled to receive the following:

            a. Payment of benefits under the life insurance policy purchased by the Company on Executive's behalf, if any;

            b. Payments of benefits under the MICP set forth in Section 3.5 in accordance with the terms of the MICP plan document;

            c. Executive's legal representative shall be permitted to exercise any vested and unexercised options granted under the 1996 Stock Option Plan and any other existing stock option plans of the Company (collectively, the "Stock Option Plans") in accordance with their terms for a period of one year following Executive's death.

      4.2 Disability. In the event that Executive is terminated because of incapacity or disability, the Company shall provide Executive with the following:

            a. Payment of benefits under the disability insurance policy maintained by the Company on Executive's behalf, if any;

            b. Payment of benefits under the MICP set forth in Section 3.5 in accordance with the terms of the MICP plan document;

            c. The right to exercise any vested and unexercised options under the Stock Option Plans in accordance with the terms stated therein;

            d. Payment of the automobile allowance as provided under Section 3.3 for a period of 36 months following the effective date of such termination.

      4.3 Neglect, Misconduct or Voluntary Termination. In the event this Agreement is terminated because of Executive's habitual neglect or gross misconduct pursuant to Section 2.2(c) or because of Executive's voluntary termination (except for resignation pursuant to Section 2.2(f)), the Company shall be relieved from any and all further or future obligations to compensate Executive; provided, however, that Executive shall be able to exercise any vested and unexercised awards under the Stock Option Plans in accordance with the terms set forth therein.

      4.4 Discharge by Company Pursuant to Section 2.2(d) or 2.2(e). In the event that the Company terminates Executive pursuant to Section 2.2(d) or 2.2(e) under circumstances other than a Change-of-Control (as defined herein) and for any reason other than Executive's incapacity or disability or neglect/misconduct as described in Sections 2.2(b) and 2.2(c), respectively, then Executive shall be entitled to the following compensation:

            a. An amount equal to three times Executive's then current annual salary under Section 3.1;

            b. An amount equal to three times the average of the last two MICP bonuses paid to Executive. If Executive has been employed by the Company for more than one, but less than two years, then the MICP bonus severance payment shall equal three times the average of the MICP bonus paid to Executive for the prior year and the target for Executive for the current year. If Executive has been employed by the Company for less than one year, Executive's bonus will be three times target. For purposes of this
      Section 4.4(b), the word "paid" shall include $0.00 for any year in which Executive was eligible for, but was not paid, an MICP bonus;

            c. The right to exercise any vested and unexercised options under the Stock Option Plans in accordance with their terms within one year of the effective date of such termination;

            d. Continuation of Executive's and his dependents' medical, dental and vision benefits, on the same terms as other executives who remain employed with the Company, for a period of 36 months following the effective date of such termination;

            e. An amount equal to 36 months of Executive's automobile allowance;

            f. The Company shall provide to Executive outplacement services to assist Executive in securing a position comparable to the one from which Executive was terminated. The Company shall be obligated to provide those outplacement services which are customarily provided by companies of similar size and holdings as those of the Company to executives with comparable responsibility and longevity as Executive and for reasonable cost as approved by the Company. The Company's provision of such outplacement services shall not limit, restrict, or reduce, in any manner, any and all other compensation to which Executive is entitled hereunder;

            g. Executive shall receive, or have paid, the amounts of severance compensation provided in clauses (a), (b) and (e) above in equal installments over a period of 36 months. Payments will be made either in biweekly installments on the Company's regular paydays or as currently being paid to Executive;

            h. Notwithstanding the foregoing, in the event Executive engages in employment, whether as an employee, consultant or contractor with a competitor of the Company during the 36 month period in which Executive's salary continues pursuant to this Section 4.4, the severance compensation available to Executive under this Section 4.4 shall be reduced by the amount of any and all gross earnings Executive earns while engaged in employment with any such competitor or competitors. For the purposes of this Section 4.4, a "competitor of the Company" shall include, without limitation, managed care organizations, including a health maintenance organization, competitive medical plan, preferred provider organization, provider sponsored organization ("PSO"), or health or life insurance company which owns a managed care organization, plan or program. Executive agrees to provide immediate notice to Company upon receipt of any gross earnings received by Executive from a competitor of Company. Quarterly, Executive shall provide the Company a certificate certifying as to his employment status and if employed, the name and business of his current employer;

            i. If Executive is rehired by Company, payments of severance compensation provided for in this Section 4.4 shall cease; and

            j. If Executive dies while receiving the salary continuation benefit as provided in this Section 4.4, Executive's estate will receive a lump sum payment of the remaining salary continuation benefit.

      4.5 Resignation by Executive Pursuant to Section 2.2(f). In the event that Executive resigns pursuant to Section 2.2(f), then Executive shall be entitled to the compensation provided by Section 4.4 of this Agreement.

5. COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT AS A RESULT OF A CHANGE-OF-CONTROL

      5.1 Termination of Employment or Resignation for Good Cause

            a. Executive's Rights. In the event that, during the term of this Agreement, the Company undergoes a Change-of-Control, (as that term is defined below) and if within 24 months after the consummation of such change either (1) Executive is involuntarily terminated, except as provided in Section 5.1(b), or (2) Executive voluntarily terminates his employment for "good cause" as defined in Section 5.1(d), then Executive shall be entitled to the following compensation:

                  1. A lump sum payment consisting of: (i) an amount equal to three times Executive's then annual salary; (ii) an amount equal to three times the average of the last two MICP bonuses paid to Executive; or, if Executive has been employed by the Company for more than one, but less than two years, then the MICP bonus severance payment shall equal three times the average of the MICP bonus paid to Executive for the prior year and the target for Executive for the current year. If Executive has been employed by the Company for less than one year, Executive's bonus will be three times target. For purposes of this Section 5.1(a)(1), the word "paid" shall include $0.00 for any year in which Executive was eligible for, but was not paid, an MICP bonus; (iii) a prorated bonus based on target opportunity for the year in which the Change-of-Control occurs; (iv) an amount equal to the equivalent of the cost of 36 months of COBRA benefits; and (v) an amount equal to 36 months of Executive's automobile allowance.

                  2. The right to exercise any and all unexercised stock options granted under the Stock Option Plans in accordance with their terms, as if all such unexercised stock options were fully vested, within one year of the effective date of such termination;

                  3. A payment to executive to compensate for any excise penalty or other associated taxes resulting from severance payments exceeding the cap imposed by Internal Revenue Code Section 280(G);

                  4. The Company shall provide to Executive the outplacement services described in Section 4.4(f).

            b. Limitation of Benefits. In the event that Executive is terminated within 24 months after a Change-of-Control of the Company, and such termination results from either Executive's death, incapacity or disability or habitual neglect or gross misconduct, then, notwithstanding anything in this Article 5 to the contrary, Executive shall receive only that compensation, if any, to which he is entitled to under Sections 4.1,
      4.2 and 4.3, respectively.

            c. Change-of-Control. As used in this Article 5, the term "Change-of-Control" means and refers to:

                  1. The acquisition by any Person (as hereinafter defined) of
            Beneficial Ownership (as hereinafter defined) of 20% or more of either the then outstanding Stock (the "Outstanding Company Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided that, for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person that controls, is controlled by or is under common control with, the Company or (III) any acquisition by any Person pursuant to a transaction which complies with clauses (I), (II) and
            (III) of subsection (3) of this definition; or

                  2. Individuals who, as of the Effective Date, constitute the
            Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that, for purposes of this subsection (2), any individual who becomes a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, excluding, however, any such individual who initially assumes office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  3. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (I) the Persons who had Beneficial Ownership, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination have Beneficial Ownership immediately following the consummation of such Business Combination, directly or indirectly, of more than 50% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting or surviving from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) has Beneficially Ownership, directly or indirectly, of 20% or more of, respectively, the then outstanding common shares of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed in respect of the Company prior to such Business Combination and (III) at least a majority of the members of the board of directors or similar body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

                  4. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

            Notwithstanding the foregoing provisions of this definition, unless otherwise determined by the Board, no Change of Control shall be deemed to have occurred if (I) Executive is a member of a group that first announces a proposal which, if successful, would result in a Change of Control and which proposal (including any modifications thereof) is ultimately successful, or (II) Executive acquires a two percent (2%) or more equity interest in the entity which ultimately acquires the Company pursuant to the transaction described in clause (I), above.

            For purposes of this definition, "Person" means an individual, partnership, joint venture corporation, trust, unincorporated organization, government (or agency or political subdivision thereof), group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
      Act) or any other entity, and "Beneficial Ownership" means beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

            d. Good Cause. As used in this Agreement "good cause" for Executive to terminate his employment shall be deemed to exist if Executive voluntarily terminates employment within 24 months of a Change-of-Control for any of the following reasons:

                  1. Without Executive's express prior written consent,
            Executive is assigned duties materially inconsistent with Executive's position, duties, responsibilities, or status with the Company which substantially varies from that which existed immediately prior to such Change-of-Control;

                  2. Without Executive's express prior written consent,
            Executive experiences a change in his reporting level, title, or business location (of more than 50 miles from Executive's current business location or residence whichever is closer to the new business location) which substantially varies from that which existed immediately prior to the Change-of-Control; except that if Executive is not located at the Company's corporate headquarters in California, a relocation to the Company's corporate headquarters in California shall not be deemed a substantial variation, unless Executive's reporting level or title is also substantially varied;

                  3. Without Executive's express prior written consent,
            Executive is removed from any position held immediately prior to the Change-of-Control, or if Executive fails to obtain reelection to any position held immediately prior to the Change-of-Control, which removal or failure to reelect is not directly related to Executive's incapacity or disability, habitual neglect, gross misconduct or death;

                  4. Without Executive's express prior written consent,
            Executive experiences a reduction in salary of more than 10 percent below that which existed immediately prior to the Change-of-Control;

                  5. Without Executive's express prior written consent,
            Executive experiences an elimination or reduction of any employee benefit, business expense reimbursement or allotment, incentive bonus program, or any other manner or form of compensation available to Executive immediately prior to the Change-of-Control and such change is not otherwise applied to others in the Company with Executive's position or title;

                  6. The Company fails to obtain from any successor, before the succession takes place, a written commitment obligating the successor to perform this Agreement in accordance with all of its terms and conditions; or

                  7. The Company or any successor thereto purports to terminate
            Executive pursuant to Section 4.4 without first giving Executive prior written notice thereof that specifies the facts and circumstances, in reasonable detail, serving as the basis for Executive's termination.

      5.2 Resignation for Other Than Good Cause After a Change-of-Control. In the event that the Company undergoes a Change-of-Control and Executive remains with the Company for 12 months following the effective date of the Change-of-Control, Executive will be given a 30-day "window period" in which to elect to voluntarily terminate Executive's employment for reasons other than good cause. Should Executive choose to terminate Executive's employment within the 30-day "window period," then Executive shall be entitled to the following compensation:

            a. One-half the lump sum payment referred to in Section 5.1(a)(1);

            b. The right to exercise all vested and unexercised stock options granted under the Stock Option Plans in accordance with their terms within one year of the effective date of such termination;

            c. Outplacement services as defined in Section 4.4(f).

6.    CONFIDENTIALITY AND OWNERSHIP OF PROPRIETARY INFORMATION

      6.1 Confidential Information. Executive acknowledges that, during the course of Executive's employment with the Company or with any subsidiary or affiliate of the Company, Executive will have access to certain confidential information in the form of know-how, trade secrets, or proprietary information of the Company or its subsidiaries or affiliates ("Confidential Information") and that such Confidential Information will be acquired in confidence and as a fiduciary of the Company or its subsidiaries or affiliates. For the purposes of this Agreement, Confidential Information shall include, without limitation, member health data and medical records and any other protected healthcare information, any and all cost and expense data, marketing and customer data, sales manuals, underwriting guidelines, case management policies and procedures, utilization review and quality assurance policies and procedures, provider manuals, individual and group subscriber information (including, the name, address, telephone number, or contact person for an individual or group subscriber), subscriber group manuals, processes, designs, devices, compilations of information, operational techniques operating manuals, symbols, service marks, logos, customer and vendor lists (including, without limitation, lists of subscribers, subscriber groups, clients, brokers, and providers contracting with the Company or any subsidiary or affiliate of the Company), business information, marketing programs, plans, and strategies, research and development plans, contracts and licenses, licensing techniques and practices, advertising and promotional materials, financial information and strategies, computer software and other computer-related materials, copyrightable material, security controls, including computer system passwords, and other legally protected information owned by or used in the respective businesses of the Company or its subsidiaries or affiliates which are confidential or proprietary in nature and may include confidential or proprietary information received from third parties. In addition to the foregoing, Confidential Information also includes any information which is not generally known to the public, or within the market or trade in which the Company competes, and the physical embodiments of such information in any tangible form, whether written or machine-readable in nature, or any information which is marked or designated as "Confidential" or "Proprietary."

      6.2 Ownership of Inventions. Executive agrees to assign and does hereby assign to the Company any and all ideas, designs, know-how, programs, improvements, inventions, discoveries and literary creations (collectively referred to as "Inventions") which Executive alone or with others may conceive or make, and which (a) are made wholly or partially with the Company's assets or confidential or trade secret information; or (b) are developed wholly or partially on the Company's time; or (c) relate at the time of conception or reduction to practice to the Company's business, including actual or demonstrably anticipated research or development of the Company; or (d) result from Executive's work for the Company. Such Inventions are and shall be the property of the Company and shall be deemed to be part of the Company's business, whether or not any applications for patents, trademarks or copyrights are filed thereon. Further, all such Inventions shall constitute Confidential Information. Executive shall not claim to own any Inventions relating to the business of the Company. Executive agrees that, upon request of the Company, Executive shall execute any and all papers and do all other lawful acts that may be required by the Company in order to make applications for Letters Patent, of the United States and of any and all other countries, on such Inventions, or that may be required to vest ownership of such applications, patents and copyrights in the Company, or that may be required to prosecute or obtain such patents, or to maintain, preserve or enforce the rights of the Company in such Inventions, patents and copyrights. Except as otherwise prohibited by law (including but not limited to California Labor Code section 2870), and except for Inventions made prior to commencement of Executive's employment with the Company, in addition to the above assignment of Inventions to the Company, without further consideration, Executive hereby fully, forever, and irrevocably assigns, transfers, and conveys to the Company: (i) all patents, patent applications, copyrights, mask works, trade secrets, and other intellectual property rights in any Invention; and (ii) any and all "Moral Rights" (as defined below) which Executive may have in, to, or with respect to any Invention. For purposes of this Agreement, "Moral Rights" shall mean any rights to claim authorship of an Invention, to object to or prevent the modification of any

Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right." Executive will promptly disclose any Inventions to the Company whether developed or created alone or jointly with others.

      6.3 Confidentiality Covenant. Executive acknowledges and agrees that maintaining the confidentiality of all of the Confidential Information is integral to the value of the Company and is vital to the successful operations of the Company and its subsidiaries and affiliates. In view of the foregoing, Executive agrees to maintain the confidentiality of all Confidential Information and to not disclose, divulge, exploit, or use, in any manner whatsoever, the Confidential Information for Executive's own benefit or the benefit of another person. Executive will additionally take all reasonable precautions to prevent the inadvertent or accidental exposure of the Confidential Information. Executive shall not remove any Confidential Information from the Company's premises or make copies of any of such information except for the benefit of the Company and in furtherance of Executive's duties as an employee of the Company. Upon Executive's termination of employment with the Company, Executive shall not remove from the Company's premises any materials containing any Confidential Information, and will promptly return to the Company any material which contain Confidential Information which are in Executive's possession or control.

      6.4 No Solicitation Executive acknowledges and agrees that Executive will not solicit or participate in or assist in any way in the solicitation of any employees of Company. For purposes of this provision, "solicitation" means directly or indirectly influencing or attempting to influence employees of Company to become employed with any other person, partnership, firm or entity.

      6.5 Equitable Relief. Executive acknowledges and agrees that it would be difficult to measure the damage to the Company (or any subsidiary or affiliate, as the case may be) from any breach of Executive's obligations under this
Article 6, that injury to the Company (or to any subsidiary or affiliate, as the case may be) from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Therefore, Executive acknowledges and agrees that the Company, in addition to any of its other rights or remedies, shall be entitled to seek injunctive or other equitable relief without bond or other security in the event of an actual or threatened breach of this Agreement. The obligations of Executive and the rights and remedies of the Company under this Agreement are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable patent, copyright, or other laws, including the statutory and common laws governing unfair competition, misappropriation or theft of trade secrets, proprietary rights, or confidential information generally.

      6.6. Survival of Obligations. Executive's obligations under this Article 6 shall survive the termination of Executive's employment regardless of the manner of such termination and shall be binding upon Executive's heirs, executors, administrators and legal representatives. The remedies to which the Company is entitled under this Article 6 shall survive the termination of Executive's employment with the Company.

7.    NOTICES

      All notices or other communications required or permitted to be made hereunder shall be given in writing and sent by either personal delivery, overnight delivery, or United States registered or certified mail, return receipt requested, all of which shall be properly addressed with postal or delivery charges prepaid, to the parties at their respective addresses set forth below, or to such other addresses as either party may designate to the other in accordance with this Article 7:

      If to the Company:      PacifiCare Health Systems, Inc.
                              3120 Lake Center Drive
                              Santa Ana, California 92704
                              Attn: President and
                              Chief Executive Officer

      If to Executive:        Joseph S. Konowiecki
                              277 Argonne Avenue
                              Long Beach, CA  90803

All notices sent by personal delivery shall be deemed given when actually received. All notices sent by overnight delivery shall be deemed received on the next business day. All other notices sent via United States mail shall be deemed received no later than two business days after mailing. Any notice given by any method not expressly authorized herein, shall nevertheless be effective if actually received, and shall be deemed given upon actual receipt.

8.    GENERAL PROVISIONS

      8.1 Severance Agreement. Any payments of compensation made pursuant to Articles 4 and 5 are contingent on Executive's executing the Company's standard severance agreement, including a general release of the Company, its owners, partners, stockholders, directors, officers, employees, independent contractors, agents, attorneys, representatives, predecessors, successors and assigns, parents, subsidiaries, affiliated entities and related entities. Executive must execute the standard severance agreement and release within 45 days of being provided with the document to sign or offer will expire.

      8.2 Assignability. This Agreement shall inure to the benefit of, and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive and shall inure to the benefit of, and be binding upon the Company and its successors and assigns. Executive shall not assign, delegate, subdelegate, transfer, pledge, encumber, hypothecate, or otherwise dispose of this Agreement, or any rights, obligations, or duties hereunder, and any such attempted delegation or disposition shall be null and void and without any force or effect; provided, however, that nothing contained herein shall prevent Executive from designating beneficiaries for insurance, death or retirement benefits.

      8.3 Entire Agreement. This Agreement is a fully integrated document and contains any and all promises, covenants, and agreements between the parties hereto with respect to Executive's employment. This Agreement supersedes any and all other, prior or contemporaneous, discussions, negotiations, representations, warranties, covenants, conditions, and agreements, whether written or oral, between the parties hereto. Except as expressed herein, the parties have not exchanged any other representations, warranties, inducements, promises, or agreements respecting Executive's employment with the Company.

      8.4 Severability. In the event any one or more of the provisions of this Agreement shall be rendered by a court of competent jurisdiction to be invalid, illegal, or unenforceable, in any respect, such invalidity, illegality, or unenforceability shall not affect or impair the remainder of this Agreement which shall remain in full force and effect and enforced accordingly, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of this Agreement.

      8.5 Amendment. This Agreement shall not be changed, amended, or modified, nor shall any performance or condition hereunder be waived, in whole or in part, except by written instrument signed by the party against whom enforcement or waiver is sought. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition of this Agreement.

      8.6 Governing Law. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of California.

      8.7 Membership on Boards. Executive, with the permission and knowledge of the Company's Chief Executive Officer, may serve on the Board of Directors of other companies and institutions during the course of his Agreement with the Company, as long as such service does not interrupt Executive in the performance of his duties as the full-time Executive Vice President and General Counsel of the Company or other then-current position with the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Company:                        PACIFICARE HEALTH SYSTEMS, INC.,
Date:____/____/____                       a Delaware corporation

                                    By: ________________________________________
                                          Howard G. Phanstiel
                                          President and
                                          Chief Executive Officer

Executive:                          ____________________________________________
Date:  ____/____/____                         Joseph S. Konowiecki